Exhibit 1.02

Conflict Minerals Report of Materion Corporation
for the Reporting Period from January 1, 2014 to December 31, 2014

Overview
This Conflict Minerals Report (this “Report”) of Materion Corporation (including its consolidated subsidiaries, “we,” “Materion ” or the “Company”) has been prepared pursuant to Rule 13p-1 (the “Rule”) as promulgated under the Securities Exchange Act of 1934 for the reporting period from January 1, 2014 to December 31, 2014 (the “Reporting Period”).

Forward-looking statements contained in this Report are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. Statements in this Report which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to the Company’s compliance efforts and expected actions identified in this Report. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company’s customers' requirements to use certain suppliers, the Company’s suppliers' responsiveness and cooperation with the Company’s due diligence efforts, the Company’s ability to implement improvements in its conflict minerals program and the Company’s ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see the Company’s other filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. The Company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.
Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “conflict minerals” (as defined below) are necessary to the functionality or production of such products. The SEC defines “conflict minerals” as: (i)(a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (collectively, the “Covered Countries”).

The Company’s operations may at times manufacture, or contract to manufacture, products for which conflict minerals are necessary to the functionality or production of those products (collectively, the “products”). As required by the Rule, the Company has conducted a good faith, reasonable country of origin inquiry (“RCOI”) regarding the conflict minerals included in the products during the Reporting Period to determine whether any such conflict minerals originated in the Covered Countries and/or whether any of the conflict minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the conflict minerals. The results of the Company’s RCOI regarding the conflict minerals, as well as the Company’s additional due diligence regarding the sources of such conflict minerals, are contained in this Report, which is publicly available at www.materion.com. The content on, or accessible through, any web site referred to in this Report is not incorporated by reference into this Report unless expressly noted.

Materion, through its wholly owned subsidiaries, is an integrated producer of high performance advanced engineered materials used in a variety of electrical, electronic, thermal and structural applications. Our products are sold into numerous markets, including consumer electronics, industrial components, medical, automotive electronics, energy, telecommunications infrastructure, defense and commercial aerospace.

Materion’s businesses are now organized under three reportable segments: Performance Alloys and Composites, Advanced Materials, and Other. The former Performance Alloys, Beryllium and Composites, and Technical Materials segments are now combined under the Performance Alloys and Composites segment. The former Advanced Materials and Technologies segment has been separated into the Advanced Materials segment and the Precision Coatings group. The Precision Coatings group, which includes the Precision Optics and Large Area Coatings businesses, is now included in the Other segment. The Other reportable segment also includes unallocated corporate costs.

Performance Alloys and Composites is comprised of the following operating units:

Performance Metals produces strip and bulk form alloy products, beryllium-based metals, beryllium and aluminum metal matrix composites, in rod, sheet, foil and a variety of customized forms, beryllia ceramics and bulk metallic glass materials at manufacturing facilities in the United States, Europe and Asia. The segment also operating the world’s largest bertrandite ore mine and refinery in Utah, providing feedstock hydroxide for its beryllium business and external sale.

Technical Materials produces strip metal products with clad inlay and overlay metals, including precious and base metals electroplated systems, electron beam welded systems, contour profiled systems and solder-coated metal systems.

Advanced Materials produces advanced chemicals, microelectronics packaging, precious metal, non-precious metal and specialty metal products, including vapor deposition targets, frame lid assemblies, clad and precious metal pre-forms, high temperature braze materials, and ultra-fine wire. These products are used in semiconductor, wireless, LED, and data storage applications within the consumer electronics, industrial components, and telecommunications infrastructure end markets. Other key end markets for these products include energy, medical, defense, and science. Advanced Materials also has metal recovery operations and in-house refineries that allow for the reclaim of precious metals from internally generated or customers’ scrap.

The Other segment is comprised of the Precision Coatings group and unallocated corporate costs. The Precision Coatings group includes the following operating units:

Precision Optics produces sputter-coated precision thin film coatings and optical filter materials. Based in Westford, Massachusetts, the group has manufacturing facilities in the United States and China.

Large Area Coatings produces sputter-coated and precision thin film materials. Based in Windsor, Connecticut, the business manufactures and distributes coated material primarily for medical testing and diagnosis applications.

Description of Materion's Reasonable Country of Origin Inquiry

Materion has performed a good faith RCOI regarding the conflict minerals that were in our supply chain between January 1, 2014 and December 31, 2014 to determine whether any of the conflict minerals originated in the Covered Countries and whether any of the conflict minerals may be from recycled or scrap sources, in accordance with the Rule and related guidance provided by the SEC.

The Company’s global supply chain is complex. In the course of its business operations, the Company may purchase materials and metals containing conflict minerals. These materials and metals may, in turn, be included in the Company’s products. Because the Company does not normally purchase conflict minerals directly from mines, smelters or refiners, there are many third parties in the supply chain between the Company and the original sources of conflict minerals. As a result, the Company relies on its direct suppliers to provide information regarding the origin of any conflict minerals that are included in its products. In accordance with the framework in the Organization for Economic Co-operation and Development Due Diligence Guidelines for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidelines”), and related guidance provided by the SEC, the Company worked with its direct suppliers to identify, where possible, the smelters and/or refiners and countries of origin of the conflict minerals.

Prior to the Reporting Period, the Company worked to identify direct materials suppliers that it believed could potentially provide materials or metals containing conflict minerals (collectively, the “Identified Suppliers”). The Company then surveyed all the Identified Suppliers to determine whether each such Identified Supplier was supplying materials or metals to the Company that contained conflict minerals and, if so, to determine the source of such conflict minerals. The Company’s surveys required Identified Suppliers to, among other matters, confirm the source of any conflict minerals contained in materials or metals supplied to the Company and to provide any updates regarding such responses.

The Company, with respect to the Reporting Period, reasonably determined that certain of its products described above under “Overview” contain conflict minerals necessary to the functionality or production of such products.

For the Reporting Period, the Company sought and obtained representations from all 59 Identified Suppliers from whom the Company sought such representations. Such representations included, from all Identified Suppliers, Conflict-Free Sourcing Initiative’s ( “CFSI”) Conflict Minerals Reporting Template ( “CMRT”) indicating the facility at which the conflict minerals were processed.

Based on the information obtained pursuant to the RCOI process described above, the Company has concluded, in good faith, that it does not have sufficient information with respect to the Reporting Period to determine the country of origin of all of the conflict minerals.

Due Diligence

For the Reporting Period, Materion performed due diligence from September 2014 through April 2015 to determine the source and chain of custody necessary to determine conflict minerals in the Company’s product offerings. Materion designed its due diligence measures to conform in all material respects with the OECD Guidelines. This process included building conflict minerals awareness across the supply base and the survey of all Identified Suppliers that were known to or may have provided products containing metal and /or conflict minerals.

Materion occupies a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidelines for downstream companies with no direct relationships to smelters or refiners. In this context, “downstream” refers to the supply chain from smelters and refiners to retailers and includes companies such as ours, as well as product and component manufacturers and retailers. A summary of Materion’s due diligence activities in line with the OECD Guidelines is outlined below.

Step 1: Establish strong company management systems:

•	Materion has adopted a formal policy that reflects its goal of achieving a "DRC Conflict Free" determination over time;

•
Materion maintains a governance model to oversee the implementation and ongoing management of the Conflict Minerals Compliance Program. The governance model consists of two groups: the Steering Committee and Core Team, and various work products. The objective is to develop, document and maintain a governance structure that enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements;

•	Materion maintains a process to evaluate raw materials, parts and suppliers in the supply chain for potential conflict minerals risk;

•	Materion communicates its policy regarding conflict minerals to existing and new suppliers; and

•
Materion provides a feedback mechanism on its website available to all interested parties to provide information or voice their concerns regarding its sourcing and use of conflict minerals in its products.

Step 2: Identify and assess risks in the supply chain:

•	On an annual basis, Materion evaluates raw materials and parts that are known or are likely to contain conflict minerals using a risk-based approach;

•	Each compliance year, Materion requires suppliers to complete at CMRT;

•	Materion provides one-on-one individualized training to all identified suppliers to ensure a thorough understanding of the regulation and their responsibility as a Materion supplier;

•
Materion conducts a review of supplier responses to determine that all required questions and sections of the CMRT were completed and followed up with any supplier that did not complete all required questions;

•	Materion reviews the survey responses and validates them for completeness and sufficiency;

•	Materion reviews aggregated supplier survey responses and reports key metrics as part of the monthly conflict minerals reporting process, and

•
Materion conducts an annual review of summary smelter information to determine if the smelter is certified as conflict free or presented a "red flag" as defined by the OECD Guidelines. To make the determination of each smelter's conflict status, Materion relies upon information provided by the CFSI. CFSI conducts a Conflict Free Smelter Program, in which it certifies smelters and refiners worldwide as being conflict free after confirming specific information, including country of origin for conflict minerals that the smelter/refiner may purchase for its operations. CFSI makes available to the public the list of smelters/refiners that have been certified by CFSI as conflict free.

Step 3: Design and implement a strategy to respond to identified risks:

•
Annually, Materion completes an OECD Gap Analysis, at the end of each compliance year's due diligence, and provides a summary of the identified risks and gaps to the Steering Committee with recommended action plans to reduce risks and close gaps;

•	Materion maintains a risk mitigation strategy with the goal of systematically reducing the extend of exposure to certain risk and the likelihood of its occurrence;

•	Materion maintains a risk mitigation plan and monitors execution. Unresponsive suppliers are evaluated for corrective action that may include removal from the Company list of approved vendors; and

•	Additional fact finding, risk assessments and changes in circumstances take place as part of Materion's annual review of its Conflict Minerals Compliance Playbook.

Step 4: Carry out independent third-party audit of smelter/refiner's due diligence practices:

•
In accordance with the OECD Guidelines, Materion participates and contributes through industry organizations to enhance transparency and traceability in the supply chain and supports independent third-party audits of smelters/refiners; and

•
Materion is not in a position to audit smelter/refiners directly. Materion does, however, reach out to smelters, identified by their suppliers, to request that they participate in the CFSI initiative and become certified as DRC Conflict-Free.

•
Step 5: Report annually on supply chain due diligence:

•
Annually, Materion performs due diligence in their conflict minerals supply chain, maintains a process to summarize, review and approve compliance results, complete the Form SD and the Conflict Minerals Report and timely file the Form SD and any Conflict Minerals Report with the SEC.

Future Due Diligence Measures

Materion will continue to improve its due diligence efforts through increasingly focused efforts including (but not limited to):

Strengthen Program Governance and Controls

•
The Company is working to strengthen its commitment to the responsible sourcing of conflict minerals though the use of specific terms and conditions in certain supply agreements and purchase orders with suppliers and licensees to provide information on their use and source of conflict minerals. The Company may also add language to amend its supplier code of conduct to prohibit suppliers from supplying the Company with certain conflict minerals originating in the Covered Countries; and

•
Materion will work to enhance the program governance and support the ongoing management of the conflict minerals program through the addition of work products including a project charter, project timeline and project plan.

Continuous Improvement of Supply Chain Due Diligence

The Company expects to continue to improve its supply chain due diligence efforts including:

•	Continue to assess the presence of conflict minerals in its supply chain as new products are introduced;

•
Continue to require suppliers to identify the conflict minerals contained in the products they supply and when requested on an annual basis,to provide current, accurate and complete information on the smelters/refiners used in the manufacture of materials supplied to Materion;

•	Continue to compare RCOI results to information collected via independent conflict free smelter validation programs such as the CFSI; and

•	Continue to contact smelters identified as a result of the RCOI process and request their participation in obtaining a "conflict free" designation from an industry program such as the CFSI.

Determination

Based on the process described above, Materion achieved a 100% response rate from the 59 direct material suppliers identified as supplying raw materials or parts containing conflict minerals.

Base on the information provided by Materion suppliers utilized during 2014, Materion believes that the facilities that may have been used to process conflict minerals in Materion’s products included the smelters and refiners lists in Appendix I. The suppliers’ responses included Conflict Free, Known and Unknown smelters, but based on the absence of reliable information on the Unknown smelters, only the Conflict Free and Known smelters have been included.

Based on the due diligence efforts and the absence of full supply chain visibility throughout the supply base, Materion is unable to determine the origin of the conflict minerals and does not have sufficient information to conclusively determine the countries of origin of conflict minerals contained in Materion’s products.

Appendix I: Smelters Identified in the Materion Supply Chain

Stated Metal	Smelter Name	Smelter Country	Smelter ID	Smelter Determination
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035	Conflict Free
Gold	AngloGold Ashanti Còrrego doSítio Mineroçã	Brazil	CID000058	Conflict Free
Gold	Argor-Heraeus SA	Switzerland	CID000077	Conflict Free
Gold	Asahi Pretec Corporation	Japan	CID000082	Conflict Free
Gold	Aurubis AG	Germany	CID000113	Conflict Free
Gold	Caridad	Mexico	CID000180	Known
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185	Conflict Free
Gold	Chimet	Italy	CID000233	Conflict Free
Gold	China National Gold Group Corporation	China	CID000242	Known
Gold	Dowa	Japan	CID000401	Conflict Free
Gold	Heimerle + Meule GmbH	Germany	CID000694	Conflict Free
Gold	Heraeus Ltd. Hong Kong	Hong Kong	CID000707	Conflict Free

Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711	Conflict Free
Gold	Johnson Matthey Inc.	United States	CID000920	Conflict Free
Gold	Johnson Matthey Inc.	Canada	CID000924	Conflict Free
Gold	Kennecott Utah Copper LLC	United States	CID000969	Conflict Free
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981	Conflict Free
Gold	Materion	United States	CID001113	Conflict Free
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119	Conflict Free
Gold	Metalor Technologies (Hong Kong) Ltd.	Hong Kong	CID001149	Conflict Free
Gold	Metalor Technologies SA	Switzerland	CID001153	Conflict Free
Gold	Metalor USA Refining Corporation	United States	CID001157	Conflict Free
Gold	Nihon Material Co. LTD	Japan	CID001259	Conflict Free
Gold	Ohio Precious Metals, LLC	United States	CID001322	Conflict Free
Gold	Royal Canadian Mint	Canada	CID001534	Conflict Free
Gold	Sabin Metal Corp.	United States	CID001546	Known
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798	Conflict Free
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875	Conflict Free
Gold	Umicore SA Business Unit Precious Metals Refining	Belgium	CID001980	Conflict Free
Gold	United Precious Metal Refining, Inc.	United States	CID001993	Conflict Free
Gold	Western Australian Mint trading as The Perth Mint	Australia	CID002030	Conflict Free
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224	Known
Gold	Zijin Mining Group Co. Ltd.	China	CID002243	Known
Tantalum	Conghua Tantalum and Niobim Smeltry	China	CI000291	Conflict Free
Tantalum	Duoluoshan	China	CID000410	Conflict Free
Tantalum	Exotech Inc.	United States	CID000456	Conflict Free
Tantalum	F&X Electro-Materials Ltd.	China	CID000460	Conflict Free
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917	Conflict Free
Tantalum	King-Tan Tantalum Industry Ltd.	China	CID000973	Known
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277	Conflict Free
Tantalum	Telex	United States	CID001891	Conflict Free
Tantalum	Zhuzhou Cement Carbide	China	CID002232	Conflict Free
Tin	China Rare Metal Materials Company	China	CID000244	Known
Tin	Cooper Santa	Brazil	CID000295	Known
Tin	CV Jus Tindo	Indonesia	CID000307	Known
Tin	CV United Smelting	Indonesia	CID000315	Conflict Free
Tin	EM Vinto	Bolivia	CID000438	Known
Tin	Fenix Meetals	Poland	CID000468	Known
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	China	CID000538	Conflict Free
Tin	Gejiu Zi-Li	China	CID000555	Known
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105	Conflict Free
Tin	Metallo Chimique	Belgium	CID001143	Known
Tin	Mineraoçã Taboca S.A.	Brazil	CID001173	Conflict Free
Tin	Minsur	Peru	CID001182	Conflict Free
Tin	OMSA	Bolivia	CID001337	Conflict Free
Tin	PT Bangka Putra Karya	Indonesia	CID001412	Known
Tin	PT Belitung Industri Sejahtera	Indonesia	CID001421	Known
Tin	PT Bukit Timah	Indonesia	CID001428	Conflict Free

Tin	PT DS Jaya Abadi	Indonesia	CID001434	Conflict Free
Tin	PT Eunindo Usaha Mandiri	Indonesia	CID001438	Known
Tin	PT Koba Tin	Indonesia	CID001449	Known
Tin	PT Mitra Stania Prima	Indonesia	CID001453	Known
Tin	PT Prima Timah Utama	Indonesia	CID001458	Known
Tin	PT REFINED BANGKA TIN	Indonesia	CID001460	Conflict Free
Tin	PT Sariwiguna Binasentosa	Indonesia	CID001463	Known
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468	Conflict Free
Tin	PT Tambang Timah	Indonesia	CID001477	Conflict Free
Tin	PT Timah (Persero), Tbk	Indonesia	CID001482	Conflict Free
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490	Known
Tin	Thaisarco	Thailand	CID001898	Conflict Free
Tin	White Solder Metalurgia e Mineração Ltda.	Brazil	CID002036	Conflict Free
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158	Known
Tin	Yunnan Tin Company, Ltd.	China	CID002180	Conflict Free
Tungsten	A.L.M.T. Corp.	Japan	CID000004	Known
Tungsten	ATI Tungsten Materials	United States	CID000105	Known
Tungsten	Chaozhou Xianglu Tungsten Industry Co., Ltd.	China	CID000218	Known
Tungsten	Chongyi Zhangyuan Tungsten Co Ltd.	China	CID000258	Known
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	China	CID000499	Known
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875	Conflict Free
Tungsten	Global Tungsten & Powders Corp.	United States	CID000568	Conflict Free
Tungsten	Hunan Chenzhou Mining Group Co	China	CID000766	Known
Tungsten	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	China	CID000868	Known
Tungsten	Jiangxi Xinshen Tungsten Industry Co., Ltd.	China	CID002317	Known
Tungsten	Jiangxi Yaoshen Tungsten Co., Ltd.	China	CID002316	Known
Tungsten	Kennametal Inc.	China	CID000966	Known
Tungsten	Tejing (Vietnam) Tungsten Co Ltd.	Vietnam	CID001886	Known
Tungsten	Wolfram Bergbau und Hũtten AG	Austria	CID002044	Known
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320	Conflict Free
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082	Conflict Free